Execution Version

EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of June 12, 2024 between Repligen Corporation, a Delaware corporation (the “Company”), and Olivier Loeillot (the “Executive”) and shall become effective on September 1, 2024 (the “Effective Date”). This Agreement amends, restates and supersedes in all respects the Employment Agreement between the Executive and the Company dated September 8, 2023 (the “Former Employment Agreement”), except that, to avoid doubt, the Executive’s confidentiality, noncompetition, nonsolicitation and other restrictive covenant obligations under the Former Employment Agreement are incorporated in this Agreement and remain unaltered and in effect.

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to be employed, pursuant to the terms described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Employment.
(a)
Position and Duties. The Executive shall serve as the President and Chief Executive Officer of the Company (the “CEO”) and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, upon written consent of the Board (which shall not be unreasonably withheld), the Executive may serve on outside corporate, civic, or charitable boards during the Executive’s employment at the Company; provided that: (a) in no event shall the Executive serve as a board member of any outside organization prior to the eighteen (18) month anniversary of the Effective Date; and (b) in no event shall such outside board service interfere with the performance of the Executive’s duties hereunder or compete with or cause a conflict of interests with the Company.
2.
Compensation and Related Matters.
(a)
Base Salary. As of the Effective Date, the Executive’s annual base salary rate shall be $750,000. The Executive’s base salary shall be redetermined annually by the Compensation Committee (the “Compensation Committee”) of the Board. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.
(b)
Annual Bonus. The Executive shall be eligible to receive an annual performance bonus under the Company’s Executive Incentive Compensation Plan (or such other applicable plan or program adopted by the Company) (the “Bonus Plan”). Commencing on the Effective Date, the Executive’s target annual bonus (the “Bonus Target”) shall be 85% of the Base Salary, provided that, with respect to the portion of the 2024 bonus year prior to the Effective Date, the Executive’s target annual bonus shall be 75% of Base Salary. The actual bonus will be subject to the Compensation Committee’s assessment of the Executive’s performance, as well as business conditions at the Company. The bonus also will be subject to approval by and adjustment at the discretion of the Compensation Committee and the terms of the Bonus Plan. The annual performance bonus, if any, shall be paid between January 1 and March 15 of the calendar year following the applicable bonus year. The Board expects to review the Executive’s job performance and responsibilities on at least an annual basis and will discuss with the Executive the criteria which the Compensation Committee will use to assess the Executive’s performance for bonus purposes. The Compensation Committee also may make adjustments in the targeted amount of the Executive’s annual performance bonus.
(c)
Equity Awards.

(i)
The Executive acknowledges the Executive has been granted the Initial Equity Awards and 2024 Equity Awards (each as defined in the Former Employment Agreement), which shall remain in full effect, subject to terms and conditions set forth in the Company’s 2018 Stock Option and Incentive Plan (as may be amended from time to time, the “Plan”) and in the applicable stock option agreement or restricted stock unit award agreement memorializing the terms of such grants.
(ii)
Subject to Compensation Committee approval and the Executive’s continued employment as CEO through the grant date, the Company shall grant the Executive an annual equity award for 2024 in connection with the Executive’s role as Chief Executive Officer, with 50% of the grant in the form of time-based restricted stock units, 25% of the grant in the form of options to purchase the Company’s Common Stock and 25% of the grant in the form of performance-based restricted stock units (in each case, based on grant date fair value) (collectively, the “2024 CEO Grant”). The 2024 CEO Grant will be awarded on or promptly following the date the Executive is appointed as Chief Executive Officer. The aggregate grant date fair value of the 2024 CEO Grant shall be $5 million. The 2024 time-based restricted stock units and 2024 stock option grant shall vest and become exercisable or nonforfeitable (as applicable) in equal installments on each of the first, second and third anniversaries of the grant date, subject to Executive’s continued employment with the Company through each applicable vesting date. The 2024 performance-based restricted stock units will be earned and vest based upon the achievement of performance criteria to be discussed with the Executive and determined by the Compensation Committee, subject to the Executive’s continued employment with the Company as CEO through the applicable vesting date(s). The 2024 CEO Grant shall be subject to the terms and conditions set forth in the Plan and the applicable stock option agreement and time- and performance-based restricted stock unit award agreements.
(d)
Additional Equity Awards. Commencing calendar year 2025, Executive may be eligible to receive annual incentive equity awards under the Company’s executive incentive plans or programs (each such plan or program, an “LTI Plan”). Any actual annual awards under any LTI Plan (“Annual LTI Awards”) are discretionary and will be subject to the Board’s assessment of the Executive’s performance, as well as business conditions at the Company. However, in general, it is anticipated that, the target aggregate grant date fair value of each Annual LTI Award shall be a range between $4,000,000 and $5,000,000. Any LTI Awards will be subject to approval by and adjustment at the discretion of the Compensation Committee and the terms of any applicable LTI Plan. For the avoidance of doubt, such Annual LTI Awards are in addition to the 2024 CEO Grant. In addition, Executive will be eligible to participate in the Company’s equity incentive program as may be in effect from time to time in accordance with the terms determined by the Compensation Committee.
(e)
Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the term of his employment and in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.
(f)
Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans, which benefits include, but are not limited to, medical, dental and vision care coverage, short- and long-term disability and life insurance, and participation in the Company’s 401(k) plan.
(g)
Vacations. The Executive shall be entitled paid time off (vacation/personal days) each year in accordance with the Company’s vacation policy as in effect from time to time.
3.
Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)
Death. The Executive’s employment hereunder shall terminate upon his death.
(b)
Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” means: (i) conduct constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) non-performance of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) or repeated violations of the Executive’s material responsibilities and material duties as determined in good faith by the Company and which has continued for more than 30 days following written notice which notice shall specify in reasonable detail the performance problems and the actions required to cure such performance problems; (iv) a breach by the Executive of any of the material provisions contained in any written agreement by and between the Executive and the Company that, if curable, is not cured with 30 days after the Company notifies the Executive in writing that it believes the Executive has materially breached his obligations under such agreement, which notice shall specify in reasonable detail such breach and the actions required to cure such breach; (v) a material violation of any of the Company’s written employment policies as applied to other employees in the Company which has continued for more than 30 days following written notice which notice shall specify in reasonable detail such violation and the actions required to cure such violation; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a diminution in the Executive’s base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company, (ii) a material diminution in the Executive’s authority, duties, or responsibilities, including Executive’s reporting directly to the Board, (iii) a material change in the geographic location where the Executive is required to perform services for the Company, from the Company’s offices at which he was principally employed except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations, and (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. “Good Reason Process” shall mean that (A) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (B) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (C) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; and (D) notwithstanding such efforts, the Good Reason condition continues to exist. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. If the Company does not cure the Good

Reason condition during the Cure Period, then termination for Good Reason shall deemed to have occurred on the 31st day after the Company received notice from the Executive pursuant to clause (B).

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.
Compensation Upon Termination.
(a)
Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination and unpaid expense reimbursements (subject to, and in accordance with, this Agreement) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).
(b)
Termination by the Company Due to the Executive’s Disability. If the Executive’s employment is terminated by the Company due to the Executive’s Disability as provided in Section 3(b), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, a seven (7) business day revocation period, a 12-month post-employment noncompetition obligation, a reaffirmation of the Executive’s other obligations under the “Confidential Information, Invention Assignment, Noncompetition, Nonsolicitation and Cooperation” Section of this Agreement, and confidentiality, return of property and non-disparagement provisions, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within the time period required by the Separation Agreement and Release but in no event later than 60 days after the Date of Termination:

(i) effective as of the Accelerated Vesting Date (as defined below): (A) a pro-rata portion of all Time-Based Awards (as defined below) held by the Executive shall vest and become exercisable or nonforfeitable; and (B) a pro-rata portion of all Performance-Based Awards (as defined below) held by the Executive shall remain outstanding and eligible to become exercisable or nonforfeitable at the end of the performance period based on actual performance through the end of the performance period; and (C) each of Executive’s then outstanding options to purchase shares of the Company’s Common Stock, to the extent exercisable as of the Accelerated Vesting Date, will remain outstanding and exercisable until the earlier of the one-year anniversary of the Accelerated Vesting Date and the original expiration date of the stock option. Pro-ration for purposes of this subsection (i) shall be determined based on the number of full months elapsed in the vesting period or performance period, as applicable, through the Date of Termination relative to the total number of full months in the vesting period or performance period, as applicable. Notwithstanding anything to the contrary in the applicable plans and/or award agreements governing the Equity Awards described in this subsection (i), any termination or forfeiture of unvested shares underlying the Equity Awards that could vest pursuant to this subsection (i) and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date and will occur only to the extent such equity awards do not vest pursuant to this subsection (i). Notwithstanding the foregoing, no additional vesting of such Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date; and

(ii) if the Executive is enrolled in the Company’s group health care programs immediately prior to the Date of Termination and properly elects to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the COBRA premiums for the Executive and the Executive’s eligible dependents for the Severance Period (as defined below); provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the COBRA premiums for the Executive and the Executive’s eligible dependents for the Severance Period. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

(c)
Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within the time period required by the Separation Agreement and Release but in no event later than 60 days after the Date of Termination:

(i) the Company shall pay the Executive an amount equal to 1.5 times the Executive’s annual Base Salary (the “Severance Amount”). Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in the “Confidential Information, Invention Assignment, Noncompetition, Nonsolicitation and Cooperation” section of this Agreement, all payments of the Severance Amount shall immediately cease; and

(ii) effective as of the Accelerated Vesting Date (as defined below): (A) 100% of the then unvested portion of the Initial Equity Awards (as described in Former Employment Agreement) held by the Executive shall vest and become exercisable or nonforfeitable; and (B) 50% of all unvested Time-Based Awards (as defined below) held by the Executive shall vest and become exercisable or nonforfeitable; and (C) a pro-rata portion of all Performance-Based Awards (as defined below) held by the Executive shall remain outstanding and eligible to become exercisable or nonforfeitable at the end of the performance period based on actual performance through the end of the performance period; and (D) each of Executive’s then outstanding options to purchase shares of the Company’s Common Stock, to the extent exercisable as of the Accelerated Vesting Date, will remain outstanding and exercisable until the earlier of the one-year anniversary of the Accelerated Vesting Date and the original expiration date of the stock option. Pro-ration for purposes of this subsection (ii) shall be determined based on the number of full months elapsed in the vesting period or performance period, as applicable, through the Date of Termination relative to the total number of full months in the vesting period or performance period, as applicable. Notwithstanding anything to the contrary in the applicable plans and/or award agreements governing the Equity Awards described in this subsection (ii), any termination or forfeiture of unvested shares underlying the Equity Awards that could vest pursuant to this subsection (ii) and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date and will occur only to the extent such equity awards do not vest pursuant to this subsection (ii). Notwithstanding the foregoing, no additional vesting of such Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date; and

(iii) if the Executive is enrolled in the Company’s group health care programs immediately prior to the Date of Termination and properly elects to receive benefits under COBRA, the Company shall pay the COBRA premiums for the Executive and the Executive’s eligible dependents for the Severance Period (as defined below); provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the COBRA premiums for the Executive and the Executive’s eligible dependents for the Severance Period. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and

(iv) the amounts payable under this Section 4(c) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 18 months commencing within 60 days after the Date of Termination (such 18-month period, the “Severance Period”); provided, however, that (A) if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination and (B) in the event a court of competent jurisdiction finds the Executive to be in breach of his obligations under the “Confidential Information, Invention Assignment, Noncompetition, Nonsolicitation and Cooperation” section of this Agreement, then the amounts payable under this Section 4(c) shall cease immediately. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5.
Change in Control Payment. In the event of a Change in Control in which Equity Awards are not assumed, continued or substituted, (i) 100% of all Time-Based Awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the date of the Change in Control; and (ii) all Performance-Based Awards held by the Executive shall become exercisable or nonforfeitable (with performance deemed to be met at the greater of the target level of performance or the actual level of performance as of the Change in Control) as of the date of the Change in Control. If within 24 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within the time period required by the Separation Agreement and Release but in no event later than 60 days after the Date of Termination:
(a)
the Company shall pay the Executive a lump sum in cash in an amount equal to two (2) times the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) and (B) the Executive’s target annual performance bonus for the year in which the Date of Termination occurs; and
(b)
the Company shall pay the Executive an amount equal to a pro-rata portion of the Executive’s target bonus for the year in which the Date of Termination occurs, with such pro-ration determined based on the number of full months elapsed in the calendar year through the Date of Termination relative to the total number of full months in the calendar year of termination; and
(c)
notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, in the event that Equity Awards are assumed, continued or substituted in the Change in Control, effective as of the Accelerated Vesting Date: (A) 100% of all Time-Based Awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable and (B) all Performance-Based Awards held by the Executive shall become exercisable or nonforfeitable (with performance deemed to be met at the greater of the target level of performance or the actual level of performance on the Date of Termination). Notwithstanding anything to the contrary in the applicable plans and/or award agreements governing the Equity Awards, any termination or forfeiture of unvested shares underlying the Equity Awards that could vest pursuant to this subsection (c) and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date and will occur only to the extent the Equity Awards do not vest pursuant to this subsection (c). Notwithstanding the foregoing, no additional vesting of the Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date;
(d)
If the Executive is enrolled in the Company’s health care programs immediately prior to the Date of Termination and properly elects to receive benefits under COBRA, the Company shall pay the COBRA premiums for the Executive and the Executive’s eligible dependents for 18 months (such amounts, the “CIC COBRA Payments”); provided, however, if the Company determines that it cannot pay the CIC COBRA Payments without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the COBRA premiums for the Executive and the Executive’s eligible dependents for 18 months. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and
(e)
The amounts payable under this Section 5 shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.
(f)
Additional Limitation.
(i)
Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(ii)
For purposes of this Section 5(f), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iii)
The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(f)(i) shall be made by a nationally recognized accounting or other outside firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(g)
Definitions. For purposes of this Section 5, the following terms shall have the following meanings:
(i)
“Accelerated Vesting Date” means the later of (A) the Executive’s Date of Termination and (B) the effective date of the Executive’s Separation Agreement and Release.
(ii)
“Change in Control” means any of the following:
(A)
any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or
(B)
the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(C)
the consummation of (x) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (y) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (A)

(iii)
“Equity Awards” means all then-outstanding stock options and other stock-based awards of the Company.
(iv)
“Performance-Based Awards” means all then-outstanding stock options and other stock-based awards of the Company that are subject to performance-based vesting and for which achievement of the performance metrics has not been determined as of the Change in Control or Date of Termination, as applicable.
(v)
“Time-Based Awards” means all then-outstanding stock options and other stock-based awards of the Company that are subject solely to time-based vesting.
6.
Confidential Information, Invention Assignment, Noncompetition, Nonsolicitation and Cooperation.
(a)
Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under the “Confidentiality” Section of this Agreement.
(b)
Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.
(c)
Invention Assignment. While employed by the Company and when the Executive ceases to be employed by the Company for any reason, the Executive promptly and fully shall disclose in writing to the Company and hold in trust for the sole right and benefit of the Company, all ideas, plans, designs, methods, scripts, concepts, recordings, techniques, discoveries, inventions, developments, improvements, trade secrets, advertising and promotional materials, computer systems, programs, software, source codes, and object codes, specifications, and other proprietary data, records, knowledge, and information that the Executive solely or jointly knows, creates, conceives, develops, or reduces to practice while employed by the Company, if and to the extent they (a) relate to the business of the Company or any customer of, supplier to or business partner of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to the Executive by the Company or the work performed by the Executive for the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, “Intellectual Property”), whether or not patentable or capable of copyright or trademark registration, and whether or not created, conceived, developed, or reduced to practice during normal working hours, at the request of the Company, or before or after the execution date of this Agreement. By executing this Agreement, the Executive acknowledges that all work performed by the Executive is on a “work for hire” basis, and Executive assigns and transfers unconditionally all of the Executive’s right, title, and interest in and to all Intellectual Property to the Company. While employed by the Company and at all times thereafter, the Executive shall do all things, and execute all documents, including applications for patents, copyrights, and trademarks, and for renewals, extensions, and divisions thereof, that the Company may request to create, enforce, or evidence the Company’s rights to any Intellectual Property. If the Company is unable for any reason whatsoever to obtain the Executive’s signature or assistance, the Executive irrevocably appoints the Company, and each of its officers, as the Executive’s agent and attorney-in-fact, with full power of substitution, to sign, execute, and file in the name and behalf of Employee any document required to prosecute or apply for any foreign or United States patent, copyright, trademark, or other proprietary protection, including renewals, extensions, and divisions, and to do all other lawful acts to further the issuance or prosecution of a patent, copyright, trademark, or other proprietary protection, all with the same legal force and effect as if done or executed by the

Executive. To preclude any possible uncertainty, if there are any intellectual property rights that the Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of the Executive’s employment with the Company that the Executive considers to be the Executive’s property or the property of third parties and that the Executive wishes to have excluded from the scope of this Agreement (“Prior Inventions”), the Executive has provided the Company with a complete list of those Prior Inventions. If disclosure of any such Prior Invention would cause the Executive to violate any prior confidentiality agreement, the Executive understands that the Executive is not to list such Prior Inventions but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If there are any patents or patent applications in which the Executive is named as an inventor, other than those that have been assigned to the Company (“Other Patent Rights”), the Executive has also provided a list of those Other Patent Rights to the Company. If no such disclosure is provided to the Company, the Executive represents that there are no Prior Inventions or Other Patent Rights. If, in the course of the Executive’s employment with the Company, the Executive incorporates a Prior Invention into a Company product, process or machine, research or development program, or other work done for the Company, the Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, worldwide license (with the full right to sublicense directly and indirectly through multiple tiers) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, the Executive will not incorporate, or permit to be incorporated, Prior Inventions in any Company Intellectual Property without the Company’s prior written consent
(d)
Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.
(e)
Noncompetition and Nonsolicitation. The Executive understands that the restrictions set forth in this subsection (e) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. The Executive acknowledges and agrees that this subsection (e) was contained in the Former Employment Agreement, is reproduced herein without alteration, and remains in full effect. In the event applicable law deems that additional consideration is required for this subsection (e), the Executive and the Company agree that the Executive’s eligibility for additional equity and cash incentive compensation under this Agreement (as compared to the Former Employment Agreement) is, in each case and independent of the other, mutually agreed-upon, fair and reasonable consideration for this subsection (e) that is independent of the Executive’s employment with the Company.
(i)
During the Executive’s employment with the Company and for 12 months thereafter, regardless of the reason for the termination (the “Noncompete Restricted Period”), the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined). Notwithstanding this subsection 5(e)(i), the Executive shall not be subject to the restrictions of this subsubsection (e)(i) after the Executive’s employment with the Company ends (nor entitled to the Noncompetition Consideration set forth below) if the Company terminates the Executive’s employment without Noncompete Cause or lays the Executive off. For its part, the Company agrees to provide the Noncompetition Consideration to the Executive in exchange for the Executive’s post-employment obligations under this subsection (e)(i); provided that the Company may waive its rights under this subsection (e)(i) and in such event, the Company shall not be obligated to provide the Noncompetition Consideration. The Executive acknowledges that this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement. The Executive further acknowledges and agrees that any payments the Executive receives pursuant to this subsection (e)(i) shall reduce (and shall not be in addition to) any severance or separation pay that the Executive is otherwise entitled to receive from the Company pursuant to an agreement, plan or otherwise. Notwithstanding the foregoing, the Executive may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing

Business. The Executive acknowledges and agrees that (A) the Executive received this Agreement at least ten (10) business days before this Agreement is to become effective; and (B) the Executive has been advised by the Company that the Executive has the right to consult with counsel prior to signing this Agreement and the Former Employment Agreement.
(ii)
Certain Definitions
(A)
“Competing Business” shall mean any business that develops, sells or markets:
(1)
Upstream process intensification tools, downstream chromatography systems, downstream filtration systems, and/or consumables (including affinity ligands, analytics with a focus on in-line analytics and fluid management consumables); and/or
(2)
Any other products or technologies, including bioprocess products or technologies, developed or acquired, or those that are in the formative stage of being developed or acquired, by Company during the time period it employed the Executive.
(B)
“Noncompete Cause” shall mean a reasonable and good faith basis for the Company to be dissatisfied with the Executive’s job performance, the Executive’s conduct or the Executive’s behavior.
(C)
“Noncompetition Consideration” shall mean of payments to the Executive for the post-employment portion of the Noncompete Restricted Period (but for not more than twelve (12) months following the end of the Executive’s employment) at the rate of 50% of the highest annualized base salary paid to the Executive by the Company within the two-year period preceding the last day of the Executive’s employment.
(iii)
During the Executive’s employment with the Company and for 12 months thereafter, regardless of the reason for the termination, the Executive: (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment or engagement with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company.
(f)
Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(g)
Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this subsection.
(h)
Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section (“Confidential Information, Invention Assignment, Noncompetition, Nonsolicitation and Cooperation”), and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to the “Arbitration” Section of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
(i)
Protected Activities. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits the Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission; (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive’s has reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law).
(j)
Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
7.
Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by the Company. All legal fees incurred by the parties in connection with such arbitration shall be borne by the party who incurs them, unless applicable statutory authority provides for the award of attorneys’ fees to the prevailing party and the arbitrator’s decision and award provides for the award of such fees. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section shall be specifically enforceable. Notwithstanding the foregoing, this Section shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section.
8.
Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce the preceding Section (“Arbitration of Disputes”) of this Agreement, the parties hereby waive any right to a jury with respect to such action and consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
9.
Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.
10.
Section 409A.
(a)
Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)
The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)
The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
11.
Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12.
Indemnification and D & O Insurance. The Executive shall be entitled to benefit from the Company’s officer indemnification agreements and insurance coverage to the same extent as other senior executive officers of the Company (including the right to such coverage or benefit following the Executive’s employment to the extent liability continues to exist). The Company fully respects the Executive’s lawful obligations to the Executive’s prior employers.
13.
Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).
14.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
16.
Waiver. The Company and the Executive acknowledge and agree that the Company may unilaterally waive the Executive’s post-employment noncompetition obligations under Section 6(e)(i), and in the event of such a waiver, the Company is not required to pay the Executive any post-employment Noncompetition Consideration under this Agreement. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
18.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by the Company’s Chairperson of the Board.
19.
Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
20.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
21.
Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign its rights under this Agreement without any such further consent of the Executive to any successor in interest to the Company including in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, limited liability company, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization or other entity.
22.
Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
23.
Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

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Execution Version

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

REPLIGEN CORPORATION

/s/ KAREN DAWES
By: Karen Dawes
Its: Chairperson of the Board

EXECUTIVE

/s/ OLIVIER LOEILLOT
Olivier Loeillot